EXHIBIT 11


                            IPI, INC. AND SUBSIDIARY

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                    (In Thousands, Except Per Share Amounts)

                                                               Year Ended November 30,
                                                               -----------------------
                                                             1998       1997       1996
                                                             ----       ----       ----
Net Income                                                  $2,032     $1,719     $1,533

Weighted average number of issued shares outstanding         4,734      4,734      4,734

Shares used in computation of basic earnings per common
   stock                                                     4,734      4,734      4,734
                                                            ======     ======     ======

Dilutive effect of outstanding stock options and stock
   warrants after application of treasury stock method          11          0          0

Common and common equivalent shares outstanding-
   diluted                                                   4,745      4,734      4,734
                                                            ======     ======     ======

Basic and diluted earnings per common share                 $  .43     $  .36     $  .32
                                                            ======     ======     ======


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